Exhibit 99.1

Robert Lorenz Named to Kerr-McGee Board of Directors

Oklahoma City, July 26, 2005 - Robert O. Lorenz, 58, has been elected to the Kerr-McGee Corp. (NYSE: KMG) board of directors, effective immediately.
Lorenz, retired partner with Arthur Andersen LLP, has more than 30 years of experience in public accounting and auditing. He began his career at Arthur Andersen in Columbus, Ohio, and transferred to Oklahoma City in 1981. He became a partner in 1982. Lorenz was named audit division head and managing partner of the Oklahoma City office in 1994 and of the Oklahoma practice in 2000. He retired in 2002.
During his career, Lorenz served as an audit partner for numerous publicly traded companies in a variety of industries, including oil and gas, chemical and mining. He has extensive expertise in the areas of audit committee responsibilities, requirements of the U.S. Securities and Exchange Commission and various stock exchanges, proxy statement requirements and processes to monitor compliance. In addition, he has coordinated statutory financial reporting compliance for companies with global operations.
Lorenz serves on the boards of directors of Infinity, Inc. (Nasdaq: IFNY) and Panhandle Royalty Co. (Amex: PHX). In addition, he serves on the board of directors of the United Way of Central Oklahoma.
Lorenz holds a bachelor’s degree in business administration from Ohio University and is a Certified Public Accountant. From 1970 through 1971, he completed a tour of duty in the U.S. Army, serving in Vietnam and receiving a Bronze Star.
Kerr-McGee is an Oklahoma City-based energy and inorganic chemical company with worldwide operations and assets of more than $14 billion. For more information on the company, visit www.kerr-mcgee.com.
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Media Contacts:	Debbie Schramm Direct: 405-270-2877 Cell: 405-830-6937 dschramm@kmg.com	John Christiansen Direct: 405-270-3995 Cell: 405-406-6574 jchristiansen@kmg.com

Investor contact:	Rick Buterbaugh Direct: 405-270-3561

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